                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:    August 31, 1991 /
                                              / Estimated average burden    /
                                              / hours per response ... 14.90/
                                              -------------------------------





                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                       Optical Sensors, Incorporated
                     ------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
                   ----------------------------------------
                        (Title of Class of Securities)

                                   68384P107
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 12 pages


SEC 1745 (2-95)

-----------------------                                  ---------------------
  CUSIP NO.  68384P107                13G                 PAGE 2 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Coral Partners II, a limited partnership
        SEC ID # 0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                444,259
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                444,259
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                444,259
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                5.35%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  68384P107                13G                 PAGE 3 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                444,859
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                444,859
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                444,859
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                5.35%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  68384P107               13G                  PAGE 4 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                        Yuval Almog
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                        United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                989
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   462,745
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                989
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                462,745
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                463,734
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                5.56%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  68384P107                13G                 PAGE 5 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                         Peter H. McNerney
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                     United States  (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                      1,979
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                         462,745
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                      1,979
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                      462,745
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                      464,724
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                      5.59%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  68384P107                13G                  PAGE 6 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                343
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                444,859
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                343
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                444,859
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                        445,202
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                        5.35%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                        IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.   Issuer's Name and Address of Principal Executive Offices:
-------   ---------------------------------------------------------

          (a)  Optical Sensors, Inc.
          (b)  7615 Golden Triangle Drive, Suite A
               Minneapolis, MN  55344

Item 2.   Information Concerning Person Filing:
-------   -------------------------------------

          (a) Filing Persons:

              Entities:
                  Coral Partners II, a limited partnership ("CP II")
                  Coral Management Partners II, Limited Partnership ("CMP II")

              Individuals:
                  Yuval Almog
                  Peter H. McNerney
                  Linda L. Watchmaker

          (b) Principal Business Address:
              60 South Sixth Street
              Suite 3510
              Minneapolis, MN   55402

          (c) Citizenship/Place of Organization

              Entities:
                  Coral Partners II ("CP II")                Delaware
                  Coral Management Partners II ("CMP II")    Delaware

              Individuals:
                  Yuval Almog                                United States
                  Peter H. McNerney                          United States
                  Linda L. Watchmaker                        United States

          (d) Title of Class of Securities:                  Common Stock
          (e) CUSIP No. 68384P107

Item 3.   Status of Person Filing:
-------   ------------------------

          Not applicable.

Item 4.   Ownership:
-------   ----------

ENTITIES                                                CP II      CMP II
                                                        -----      ------

(a)Beneficial Ownership                                  444,259   444,859*

(b)Percentage of Class                                      5.35%     5.35%

(c)(i)Sole Voting Power:                                 444,859   444,859
(ii)Shared Voting Power:                                       0         0
(iii)Sole Dispositive Power:                             444,859   444,859
(iv)Shared Dispositive Power:                                  0         0


INDIVIDUALS:                     Almog     McNerney   Watchmaker
                                 -------   --------   ----------

(a)Beneficial Ownership          463,734*   464,724*     445,202*

(b)Percentage of Class              5.56%      5.59%        5.35%

(c)(i)Sole Voting Power:             989      1,979          343
(ii)Shared Voting Power:         462,745    462,745      444,859
(iii)Sole Dispositive Power:         989      1,979          343
(iv)Shared Dispositive Power:    462,745    462,745      444,859

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.   Ownership of Five Percent or Less of a Class:
-------   ---------------------------------------------


          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. *

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
-------   ----------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of Subsidiary:
-------   ------------------------------------------------

          Not applicable.

Item 8.   Identification and Classification of Group:
-------   -------------------------------------------

          Not applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------

       Not applicable.

Item 10.  Certification:
--------  --------------

       Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1997

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

    /s/Yuval Almog
By  _____________________
Yuval Almog

    /s/Peter H. McNerney           /s/Linda L. Watchmaker
By  _____________________      By  ______________________
Peter H. McNerney              Linda L. Watchmaker

                                 EXHIBIT INDEX

                                                        Sequentially
Exhibit                 Document Description            Numbered Page
--------                --------------------            -------------

   A                    Agreement of Joint Filing             12

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1997, containing the information required by
Schedule 13G, for the shares of Common Stock of Optical Sensors, Inc. which they each beneficially hold.

Dated: February 3, 1997

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

    /s/Yuval Almog
By  _____________________
Yuval Almog

    /s/Peter H. McNerney         /s/Linda L. Watchmaker
By  _____________________    By  ______________________
Peter H. McNerney            Linda L. Watchmaker